EXHIBIT 99.1

Endeavor IP, Inc.’s Wholly-Owned Subsidiary, Endeavor MeshTech, Inc., Enters Into Patent License And Settlement Agreement With Elster Solutions, LLC

NEW YORK, NY (November 4, 2014) – Endeavor IP, Inc. (OTC:BB: ENIP) (“Endeavor”), an intellectual property services and patent licensing company, announced today that its wholly-owned subsidiary Endeavor MeshTech, Inc. (“MeshTech”) has entered into a license and settlement agreement with Elster Solutions, LLC (“Elster”).

In the second half of 2013, Endeavor began the monetization program of its MeshTech patent portfolio by initiating four lawsuits. On July 26, 2013, MeshTech filed patent infringement lawsuits against Itron, Inc. and Elster in the United States District Court for the District of Delaware, Case Nos. 1:13-cv-01343 and 1:13-cv-01344, respectively. On September 27, 2013, MeshTech filed a patent infringement lawsuit against Aclara Technologies, Inc. in the United States District Court for the District of Delaware, Case No. 1-13-cv-01618. On September 30, 2013, MeshTech also filed a patent infringement suit against Sensus USA, Inc. also in the United States District Court for the District of Delaware, Case No. 1-13-cv-01627.

“With the announcement of the license and settlement agreement with Elster, we have successfully settled three out of the four lawsuits we filed related to the MeshTech patent portfolio,” said Rob Dhat, Chief Executive Officer of Endeavor. “We look forward to further expanding the MeshTech patent portfolio monetization program.”

About Endeavor IP, Inc.

Endeavor IP, Inc. is an intellectual property services and patent licensing company that is engaged in the acquisition and licensing of intellectual property.  Endeavor is based in New York, NY.

www.enip.com

Forward Looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” estimate,” “continue,” “predict,” “demonstrate,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release.  These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different.  The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

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